Results of Shareholder Meeting (Unaudited)
At the annual meeting of shareholders of MFS Institutional Research Fund, which was held on November 1, 2001, the following actions were taken: Item 1. Trustees of the trust were elected as follows:

Nominee
Number of Shares
For
Withhold
Authority

Jeffrey L. Shames 3,857,458.699 -- John W. Ballen 3,857,458.699 -- Lawrence H. Cohn 3,857,458.699 -- J. David Gibbons 3,857,458.699 -- William R. Gutow
3,857,458.699 -- J. Atwood Ives  3,857,458.699 -- Abby M. O'Neill  3,857,458.699
-- Lawrence T. Perera 3,857,458.699 -- William J. Poorvu 3,857,458.699 -- Arnold
D. Scott  3,857,458.699  -- J. Dale  Sherratt  3,857,458.699  -- Elaine R. Smith
3,857,458.699 -- Ward Smith 3,857,458.699 --

Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.

Number of Shares
For 3,857,458.699

Against
Abstain
Item 3. The amendment or removal of certain fundamental investment policies.

Number of Shares
For 3,857,458.699

Against
Abstain
Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.

Number of Shares
For 3,857,458.699

Against
Abstain
Item 5. The approval to change the investment policy relating to investment in common stocks and other types of securities from fundamental to non-fundamental. Number of Shares
For 3,857,458.699
Against
Abstain
Item 6. The ratification of the selection of Deloitte & Touche LLP as the independent public accountants to be employed by the trust for the fiscal year ending June 30, 2002.
Number of Shares
For 3,857,458.699
Against
Abstain